ADDENDUM

This is an Addendum to the Convertible Promissory Note dated ____________ issued by maker BidGive International, Inc. to payee ______________ in the principal amount of $__________ and at the annual interest rate of __% payable on __________ (the “Note”).

The parties desire to rollover the Note and extend the maturity date of the note from ____________ for ______ months, to an including ________________ upon the same terms and conditions set forth in the Note.

The parties hereby agree that the new amount of interest due on the Note on _____________ (the “Maturity Date”) shall be $________, together with the original principal amount of $__________, for a new total payment of $____________ (the “Payment”), all other terms and conditions of the Note remaining in full force and effect.

Dated:

____________________

MAKER:

BIDGIVE INTERNATIONAL, INC.

By: _________________________________

Name:

James P. Walker, Jr.

Title:

President and CEO

PAYEE:

By: _________________________________

Name:

__________________